Exhibit 21.1

Significant Subsidiaries of the Registrant*

Subsidiaries of Cree, Inc.                            Jurisdiction
Cree Hong Kong Limited                            Hong Kong

Subsidiaries of Cree Hong Kong Limited                    Jurisdiction
Cree Huizhou Solid State Lighting Company Limited                People's Republic of China

*    For the fiscal year ended June 26, 2016